Exhibit 2.5

                            OAK STREET VENTURES, INC.
                                 600 OAK AVENUE
                             SANFORD, FLORIDA 32771


July 14, 2004

Steve Markley, Chief Executive Officer
Care Concepts, I, Inc.
760 E. McNab Road
Pompano Beach, Florida 33060

Dear Mr. Markley:

      This Letter Agreement ("Agreement") shall define the terms and conditions by which our company, Oak Street Ventures, Inc. ("Oak Street") will be entitled to a one-time finder's fee of four million (4,000,000) shares of Care Concepts I, Inc. ("CARE") common stock, for introducing you to our prospect for the purpose of facilitating a business combination between the parties.

In the event the Parties enter into a Definitive Agreement of any kind, and a closing fails to occur for any reason, the Parties hereto agree that the Finder's Fee shall have been earned at the introduction and decision by you to enter into a Definitive Agreement with our prospect.

      1. TERM. This Agreement is binding only for the introduction of CARE to a large media holding company for the purpose of acquiring its subsidiary billing company.

      2. DUTIES/RESPONSIBILITIES/REPORTING.

            a. General. We shall consult with Steve Markley and C. Gary Spaniak (or as designated by the Board of Directors of CARE) concerning all information and business arrangements set forth pursuant to this introduction.

            b. Services. We may elect to render services from whatever location(s) we determine in our absolute discretion and in whatever manner we chose to facilitate an introduction.

      3. EXCLUSIVITY. Our professional services shall be non-exclusive to CARE, and subject in all events to our availability in facilitating said introduction.

      4. COMPENSATION. For services rendered under this Agreement, CARE will issue to Oak Street four million shares of its common stock, trading on the American Stock Exchange under the symbol IBD. A condition precedent to such issuance is the approval by the American Stock Exchange. Such shares shall contain a restricted legend at issuance. CARE will use its best efforts to register the shares in an expedient manner, and hereby extends piggyback registration rights to its next filing, or any filing that shall expediently register said stock.

      5. BUSINESS EXPENSES. Oak Street shall be responsible for its own travel and other expenses incurred in the performance of duties hereunder.

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      6. INDEMNIFICATION. Oak Street, its principals, agents, employees, officers, and directors shall be fully indemnified and held harmless by CARE to the fullest extent required by law from any claim, liability, loss, cost or expense of any nature (including attorney's fees, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by Oak Street, which arises in whole or in part out of any alleged or actual action or conduct on our part in or in connection with or related in any manner to our services.

      7. COVENANTS.

            a. Confidential Information. CARE agrees that it shall not use for its purposes, or disclose to or for any benefit of any third party, any trade secret or other confidential information of this Agreement, including but not limited to any circumvention of this Agreement to directly contact any party that may be subject to introductions hereunder.

Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by CARE or any other person who directly or indirectly receives such information from CARE or at its direction unless such disclosure was permitted hereunder), (ii) is or becomes available on a non-confidential basis from a source which you reasonably believe is entitled to disclose it to you; or (iv) as required by legal process (provided that, in this case, you will use good-faith efforts to notify Oak Street of such process so that Oak Street may attempt in its own behalf, and at its own expense, to protect the confidentiality of the information in question).

             b. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by Oak Street for CARE and utilized by CARE in the course of evaluation of the business combination we propose, shall remain the exclusive property of Oak Street.


      8. NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party. Any notice given by mail shall be deemed to have been given three (3) business days following such mailing.

      9. ASSIGNMENT. Oak Street shall have the right to assign this Agreement and its obligations hereunder provided CARE agrees to such assignment in writing.

      10. FLORIDA LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Florida applicable to contracts entered into and performed entirely therein.

      11. NO IMPLIED CONTRACT. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed a contract.

      12. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

      13. VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the "Applicable Provision") is so adjudged void or unenforceable, the Parties shall take the following actions in the following order: (i) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (ii) have an arbitration determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (ii) above shall increase in any respect any obligations pursuant to the Applicable Provision.

      14. ARBITRATION OF DISPUTES. Any controversy or claim between the Parties or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents, including any controversy or claim arising from, out of or relating to this Agreement, or the breach thereof, "Claim[s]") shall be submitted to an impartial mediator ("Mediator") selected jointly by the parties. Both parties shall attend a mediation conference in Broward County, Florida and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Broward County, Florida, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, "Rules") by a neutral arbitrator.

            You agree that any breach or threatened breach of this Agreement may result in irreparable injury to Oak Street, and therefore, in addition to the procedures set forth above, Oak Street may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

      If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

 Very truly yours,

 OAK STREET VENTURES, INC.

 By:  /s/ Bobby Story


ACCEPTED AND AGREED AS OF THE
DATE FIRST ABOVE WRITTEN:
CARE CONCEPTS I, INC.


/s/ Steve Markley
Steve Markley, CEO
Care Concepts I, Inc.